ADDENDUM TO

CONSULTING SERVICES AGREEMENT

        Coast to Coast Equity Group, Inc. (“Consultant”), a Florida corporation and Yangling Daiying Biological Engineering Co., Ltd. (“Worldwide Biotech”) hereby agree to modify the Consulting Agreement entered into between them last executed on May 14, 2004, this 3rd day of August, 2004 (the “Consulting Agreement”.)

        WHEREAS, Consultant and Worldwide Biotech agree to modify the Consulting Agreement as set forth herein so as to provide funding from Sun City Industries, Inc., a publicly traded Delaware corporation to be known as Worldwide Biotech & Pharmaceutical Corp. subsequent to the closing of the Reorganization Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, Consultant and Worldwide Biotech agree as follows:

WITNESSETH:

1.	Worldwide Biotech shall, upon closing of the reorganization of Sun City Industries, Inc. (“Sun City”) and Worldwide Biotech, cause Sun City to ratify and adopt the Consulting Agreement and this Addendum.

2.	Worldwide Biotech and Sun City, upon the closing, shall provide the sum of $100,000.00 to Consultant in equal monthly amounts of $8,333.33 per month to be utilized by Consultant for the following expenses related to consulting services to be rendered by Consultant pursuant to the Consulting Agreement:

a. Office expenses including rent, telephone, secretarial salary, if necessary.

b. Investor relations and promotion including labor and advertising fees.

c. Partial accounting expenses to a local accounting firm to coordinate with accounting firm of Worldwide Biotech in China.

d. Website development, posting and maintenance to reflect news and address investor issues and questions.

e. Investor mailings, postage and printing.

f. Media expenses.

g. A portion of SEC filing fees and State fees.

h. Transfer Agent fees.

i. Portion of legal expenses related to the above but not for the actual preparation of an SB-2 or similar filing which expenses will be paid for by Sun City.

j. Travel expenses for broker exposure, road shows and some of the media events and scientific conferences.

k. Other related business expenses.

3.	The initial sum of $8,333.33 shall be paid to Consultant at the closing of the Reorganization Agreement and each monthly payment thereafter shall be paid on the first of each month.

4.	The parties shall continually cooperate with each other with regard to the use of said funds; however, Consultant will have the final authority as to disbursement. The parties recognize that these funds will not be sufficient to meet all of the financial responsibilities of Worldwide Biotech pursuant to the Reorganization Agreement or compliance as a publicly traded company.

5.	The Consulting Agreement shall commence upon the closing of the Reorganization Agreement and shall terminate within six months or on the fourth month from the effective date of the SB-2 or similar Registration Statement, whichever is later, as required by the Amendment to the Reorganization Agreement. The monthly payment hereunder to Consultant shall cease at the sixth month unless extended and in such event payment shall continue for an additional six months.

6.	The parties agree that payment of said sums as required herein is a condition precedent to Consultant’s performance under this Addendum.

7.	That except where modified herein, the Consulting Services Agreement shall remain in full force and effect and is hereby ratified by Yangling Daiying Biological Engineering Co., Ltd. and will be ratified by Sun City Industries, Inc. to be known as Worldwide Biotech & Pharmaceutical Corp.

Yangling Daiying Biological Engineering Co., Ltd. By: /s/ WenXia Guo WenXia Guo, Chief Executive Officer Coast to Coast Equity Group, Inc. By: /s/ Charles J. Scimeca Charles J. Scimeca, President